Filed Pursuant to Rule 424(b)(3) and Rule 424(c)
Registration Statement No. 333-140098

SUPPLEMENT NO. 1

dated June 19, 2007

to the Prospectus dated June 7, 2007 for Liberty Renewable Fuels LLC

This prospectus supplement should be read in conjunction with Liberty Renewable Fuels LLC’s prospectus, dated June 7, 2007, which we refer to as the prospectus. This prospectus supplement is qualified in its entirety by reference to the prospectus except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Summary of Promotional and Sales Material

In addition to and apart from this prospectus, we will use certain sales material in connection with this offering. The material will include:

•	cover letters to prospective investors;

•	full and partial page newspaper ads stating promotional meeting dates and methods of contacting us for information regarding the offering;

•	brochures describing basic terms of the offering;

•	magazine ads containing methods of contacting us for information regarding the offering;

•	press releases describing basic terms of the offering and methods of contacting us for information regarding the offering;

•	magnetic vehicle signs containing methods of contacting us for information regarding the offering;

•	mass mailing cards describing basic terms of the offering and methods of contacting us for information regarding the offering;

•	phone scripts for contacting potential investors that have attended our promotional meetings;

•	flyers describing basic terms of the offering and methods of contacting us for information regarding the offering;

•	radio advertisements describing basic terms of the offering and methods of contacting us for information regarding the offering; and

•	a list of web sites containing information regarding the ethanol industry.

In addition, such materials may include a brochure, internet website, question-and-answer booklet, speech for public seminars, invitations to seminars, news articles, public advertisements and audio-visual materials. In certain jurisdictions, such sales materials may not be available. This offering is made only by means of this prospectus and other than as described herein, we have not authorized the use of any other sales material. All sales material is required to present a balanced discussion of the risks and rewards of investing in us. Although the information contained in such sales materials does not conflict with any of the information contained in this prospectus, such material does not purport to be complete and should not be considered as a part of this prospectus or of the registration statement of which this prospectus is a part, or as incorporated in this prospectus or the registration statement by reference.